Investor Relations Contact:
ICR, Inc.
Brad Cohen
bcohen@icrinc.com
212-217-6393

CAPLEASE ANNOUNCES THREE YEAR EXTENSION OF CREDIT
AGREEMENT WITH WELLS FARGO BANK, N.A.

NEW YORK—(BUSINESS WIRE)—July 19, 2010—CapLease, Inc. (NYSE: LSE) announced today that it has entered into an amendment to its secured revolving credit agreement with Wells Fargo Bank, N.A.  Highlights of the revised credit agreement include:

•	A three year term until July 16, 2013.
•	An interest rate of LIBOR plus 275 basis points.
•	The revolving nature of the facility allows CapLease to repay borrowings without any prepayment premium or defeasance cost and then re-borrow against the collateral from time to time.
•	$140 million facility provides ample capacity of over $40 million to finance new investment opportunities.

“We have a longstanding strong relationship with our lender and are very pleased to have completed the amendment to our credit agreement, as it provides us with an additional three years of term at an attractive cost.  In connection with the amendment and our continued deleveraging strategy, we lowered our borrowings under the facility by an additional $13.4 million, to $96.4 million, using cash on hand to further reduce recourse liabilities,” said Paul McDowell, Chairman and Chief Executive Officer of CapLease.  “In addition to our over $55 million of cash on hand, this facility increases our financial flexibility and capacity to fund future portfolio investments as we restart our efforts to grow the portfolio.”

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.